UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 14, 2009

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

25025 Interstate 45 North, Suite 600
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2009, TETRA Technologies, Inc. (the “Company”), with the approval of its Board of Directors and as part of the Company’s current efforts to reduce costs and expenses, approved a general wage and salary reduction of 5% to 20% of base annual compensation rates.  As part of this general wage and salary reduction, the Management and Compensation Committee of the Board also approved salary reductions for the Company’s current officers who were identified as named executive officers in the Company’s 2008 proxy statement as follows:

Named Executive Officer	Title	Previous Base Salary	New Base Salary	Reduction (%)
Geoffrey M. Hertel	President and Chief Executive Officer	$500,000[1]	$400,000	20%
Joseph M. Abell	Senior Vice President and Chief Financial Officer	$285,000	$242,250	15%
Stuart M. Brightman	Executive Vice President and Chief Operating Officer	$410,000	$348,500	15%
Raymond D. Symens	Senior Vice President	$325,000	$276,250	15%

[1] Mr. Hertel voluntarily reduced his salary by 50% in November 2007. In June 2008, Mr. Hertel’s salary was reinstated to $500,000.

The salary reductions became effective as of the pay period beginning on February 14, 2009. The base annual salaries of the above named officers may be reinstated at the discretion of the Board.

The Company has also adopted a claw-back program (the “Claw-back Program”) with regard to the wage and salary reductions. Under the Claw-back Program, which is subject to the discretion of the Board, employees of the Company as of December 31, 2009, including Messrs. Brightman, Abell and Symens, may receive from the Company between 30% and 100% of the amount their wages and salaries were reduced, depending on the level of the Company’s long-term debt as of December 31, 2009 and, in certain circumstances, the amount of the Company’s per share earnings in 2009. The interpretation and implementation of the Claw-back Program is solely within the Board’s discretion.

In addition to the wage and salary reductions, effective February 14, 2009, the Company suspended its matching contributions to participants under the Company’s 401(k) Retirement Plan (the “401(k) Plan”). As of December 31, 2008, approximately 95% of all eligible employees were participating in the 401(k) Plan, including the executive officers named above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:    /s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
General Counsel and Corporate Secretary

Date: February 20, 2009

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